UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2013

DATALINK CORPORATION

(Exact name of registrant as specified in charter)

Minnesota	000-29758	41-0856543
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

10050 Crosstown Circle, Suite 500, Eden Prairie, MN 55344

(Address of principal executive offices)

952-944-3462

(Registrant’s telephone number, including area code)

N/A

(Former Name and Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                       Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)                                 On December 23, 2013, our compensation committee approved our Executive Management Bonus Program:

Executive Management Bonus Program.  Our Executive Management Bonus Program provides our executive officers an opportunity to receive an annual cash incentive because it provides incentives to achieve annual financial goals and links pay to the achievement of these goals.  Under the program, the performance measures are based on certain financial and operational goals.  As discussed in more detail below, the financial goals are based on two corporate financial objectives.

A bonus is earned for achievement of certain annual targets for net revenue and non-GAAP operating income, as internally computed.  For purposes of this calculation, (i) net revenues is our revenue adjusted by the addition of acquisition accounting adjustments and (ii) non-GAAP operating income is our operating income adjusted by the addition of certain items, including amortization expense for our intangible assets, acquisition accounting adjustments, stock based compensation amounts, integration and transaction costs, and income tax expense.

We set the target amounts available that our named executive officers may earn for achievement of our bonus targets at the respective percentages of their base salaries set forth below with such percentages adjusted according to the program if more or less than 100% of the objectives are achieved.

Named Executive Officer	Target Percentage
Paul F. Lidsky	100%
Shawn O’Grady	60%
Gregory T. Barnum	55%
Denise Westenfield	40%

Our named executive officers could earn up to 200% of the target annual incentive bonus if 150% of the performance objectives are met.  If we meet less than 80% of either of the performance objectives, then our named executive officers will not earn any bonus under the program.  Therefore, actual payouts of the annual cash incentive bonus may be more or less than the targeted potential payout due to the degree to which the objectives are achieved.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  December 26, 2013

DATALINK CORPORATION

By	/s/ Gregory T. Barnum
Gregory T. Barnum,
Chief Financial Officer